Exhibit 10.25

ENABLE MIDSTREAM PARTNERS, LP

LONG TERM INCENTIVE PLAN

PHANTOM UNIT GRANT AGREEMENT (IPO)

Date of Grant:

Name of Grantee:

Number of Phantom Units Granted:

Enable Midstream Partners, LP (the “Partnership”) is pleased to inform you that you have been granted the number of Phantom Units set forth above under the Enable Midstream Partners, LP Long Term Incentive Plan (the “Plan”). Each Phantom Unit earned under this Agreement represents and is equal to the value of one common unit of the Partnership.

Capitalized terms in this Phantom Unit Grant Agreement (the “Agreement”) not otherwise defined herein shall have the meanings set forth in the Plan. The terms of the grant are as follows:

1.	Restrictions. Prior to your Vesting Date, or if earlier your Qualifying Termination, none of the Phantom Units granted under this Agreement are transferable (by operation of law or otherwise) by you. If, in the event of your divorce, legal separation or other dissolution of your marriage, your former spouse is awarded ownership of, or an interest in, all or part of any Phantom Units granted hereby to you that have not yet vested, such awards shall automatically and immediately be forfeited and cancelled.

2.	Vesting.

(a) The Phantom Units will vest on your Vesting Date, provided that you remain an Employee, Director or Consultant, as applicable, on such date.

(b) Notwithstanding Section 2(a) above, in the event you experience a Qualifying Termination prior to your Vesting Date, the Phantom Units will vest upon your Qualifying Termination.

(c) In the event your status as an Employee, Director or Consultant, as applicable, is terminated prior to your Vesting Date, or earlier Qualifying Termination, as provided in Section 2(a) or Section 2(b) above, the Phantom Units shall automatically and immediately be forfeited and cancelled on the date of such termination.

3.	Payment of Awards. Phantom Units which vest under Section 2(a) or Section 2(b) above will be paid to you, or on your death, to your beneficiary under the Plan, in Units equal in number to the number of vested Phantom Units as soon as administratively practicable after the earlier of the Vesting Date or Qualifying Termination, as applicable, but in no event later than the 15th day of the third month thereafter. At the time of such payment in respect of the vested Phantom Units, you will also be paid a cash distribution equivalent payment in an amount equal to the product of: (i) the number of your vested Phantom Units and (ii) the aggregate amount of distributions per Unit paid to the Partnership’s unitholders on Units from the Date of Grant to your Vesting Date, or if earlier your Qualifying Termination, without interest.

4.	Definitions. As used herein, the following capitalized terms have the following meanings:

“Disability” means you are receiving long term disability benefits under a long term disability plan of the Partnership, the Company or their Affiliates; provided such Disability qualifies as a “disability” under Code Section 409A.

“Qualifying Termination” means your status as an Employee, Director or Consultant, as applicable, is terminated:

(a)	due to your death; or

(b)	due to your Disability.

“Vesting Date” means the first anniversary of the Date of Grant.

5.	Employment. Nothing in this Agreement or in the Plan shall confer any right to you to remain an Employee, Director or Consultant, as applicable, or restrict the Partnership, the Company or their Affiliates, as applicable, from terminating your employment at any time. Employment with an Affiliate of the Partnership or an Affiliate of the Company shall be deemed to be employment with the Partnership for purposes of the Plan. Unless you have a separate written employment agreement with the Partnership, the Company, or their Affiliates, as applicable, that provides to the contrary, you are, and shall continue to be, an “at will” employee.

6.	Withholding of Taxes. To the extent that the vesting or issuance of a Phantom Unit results in the receipt of compensation by you with respect to which the Partnership or an Affiliate has a tax withholding obligation pursuant to applicable law, no such vesting or issuance shall occur or be made pursuant to this Agreement until you have paid or made arrangements approved by the Committee to satisfy your tax withholding obligations. For purposes of this paragraph, unless you make other arrangements or are subsequently notified to the contrary, the Partnership or applicable Affiliate will satisfy your obligations with respect to any applicable tax withholding by withholding a number of vested Units having a then-fair-market value equal to such tax withholding obligations.

7.	Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Phantom Units granted herein. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties relating to the subject matter hereof are hereby null and void and of no further force and effect.

8.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflict of laws principles thereof.

9.	Non-issuance of Units if Violation of Law or Policy. Notwithstanding any other provision of this Agreement, the Partnership shall not be obligated to deliver to you any unrestricted Units if counsel to the Partnership determines such delivery would violate any law or regulation of any governmental authority or agreement between the Partnership and any national securities exchange upon which the Units are listed or any policy of the Partnership or any Affiliate.

10.	Incorporation of the Plan. The Phantom Units issued pursuant to this Agreement are subject to the terms of the Plan, which is hereby incorporated by reference as if set forth in its entirety herein, including, without limitation, the ability of the Partnership as provided in the Plan, in its discretion, to amend your Phantom Unit awards without your approval. In the event of a conflict between the terms of this Agreement and the Plan, the Plan shall be the controlling document.

11.	Acceptance of Award. By execution of this Agreement, you accept the award evidenced hereby, acknowledge receipt of a copy of the Plan (a copy of which is attached as Exhibit A), represent that you are familiar with the terms and provisions thereof and agree to be bound thereby. You further agree to accept as binding, conclusive and final all decisions or interpretations of the Committee with respect to any questions arising under the Plan and this Agreement.

ENABLE MIDSTREAM PARTNERS, LP
By Enable GP, LLC, Its General Partner

By:

Name:

Title:

Grantee Acknowledgment and Acceptance:

By:

Name:

EXHIBIT A

ENABLE MIDSTREAM PARTNERS, LP LONG TERM INCENTIVE PLAN